Exhibit 1.1

ASSIGNMENT AGREEMENT

ASSIGNMENT AGREEMENT, dated as of December 20, 2017 (this “Agreement”), by and among SANDLAPPER Securities, LLC, a South Carolina limited liability company (“Assignor”), Boustead Securities, LLC, a California limited liability company (“Assignee”) and HC Government Realty Trust, Inc., a Maryland corporation (the “Company,” and, together with the Assignor and the Assignee, the “Parties” and each a “Party”). Capitalized terms used, but not otherwise defined, herein have the meanings ascribed to such terms in the MBD Agreement (as hereinafter defined).

RECITALS

A.
On March 28, 2017, the Assignor and the Company entered into a Managing Broker-Dealer Agreement (the “MBD Agreement”).

B.
The Assignor desires to assign its rights and obligations under the MBD Agreement to the Assignee (the “Assignment”) and the Assignee desires to assume such rights and obligations.

C.
The Company desires that the Assignor and the Assignee effectuate the Assignment and consents to the Assignment.

D.
Assignor further desires to assign all of its rights and obligations under all Participating Dealer Agreements among Assignor and Dealers, as more specifically described herein, and Assignee desire to assume such rights and obligations.

E.
In connection with the foregoing, the parties desire to make such other agreements as they have deemed necessary or desirable.

AGREEMENT

NOW, THEREFORE, the parties hereto, intending to be legally bound and in consideration of the mutual agreements and covenants contained herein and in the MBD Agreement, hereby agree as follows:

1. Assignment and Assumption of MBD Agreement. Assignor hereby assigns to Assignee, all of Assignor’s right, title and interest in, to and under the MBD Agreement along with all of its obligations under the MBD Agreement. Assignee hereby accepts the assignment of such rights, title and interest in the MBD Agreement and expressly assumes all of Assignor’s obligations under the MBD Agreement. The Company hereby consents to such assignment and assumption.

2. Assignment and Assumption of Participating Dealer Agreements.

(a)
Assignor has entered into a Participating Dealer Agreement with those Dealers listed on Exhibit A hereto (the “Current Dealers”).

(b)
Subject to subsection (c) below, Assignor hereby assigns to Assignee, all of Assignor’s right, title and interest in, to and under each Participating Dealer Agreement between Assignor and a Current Dealer (collectively, the “Current PDAs”) along with all of its obligations under the Current PDAs, and Assignee hereby accepts the assignment of such rights, title and interest in the Current PDAs and expressly assumes all of Assignor’s obligations under the Current PDAs.

(c)
 Assignor and Assignee acknowledge that the assignment of a Participating Dealer Agreement requires the prior written consent of applicable Dealer. As a result the foregoing assignment and assumption set forth in subsection (b) shall not be effective with respect to any Current PDA until such time as the applicable Current Dealer has consented in writing to such assignment.

(d)
Assignor hereby agrees to use its commercially reasonable efforts to procure the written consent to the assignment of the applicable Current PDA to Assignee from each Current Dealer.

3. The assignments set forth in Sections 1 and 2 hereof shall not release the Assignor or any Dealer from any obligation under Section 6 of the MBD Agreement.

4. Indemnification of Assignee.

(a)
Assignor shall defend (subject to subsection (b) below), indemnify and hold harmless Assignee, and any of its officers, directors, employees, members, managers, partners, affiliates, agents and representatives, and each person, if any, who controls Assignor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, “Indemnified Parties”), from and against any losses, claims (including the reasonable cost of investigation), damages or liabilities, joint or several, to which Assignee, or its Indemnified Parties, may become subject, under the Securities Act, Exchange Act, the requirements and rules of FINRA or otherwise, insofar as such losses, claims (including the reasonable cost of investigation), damages or liabilities (or actions in respect thereof) arise out of or are based upon: (i) any failure of Assignor to comply with the applicable provisions of the Securities Act, the Exchange Act, Regulation A, the requirements and rules of FINRA (including without limitation the rules regarding investor suitability), or any applicable state laws or regulations in respect of the offering and sale of the Shares prior to the effective date of this Assignment; or (ii) any breach or alleged breach of the MBD Agreement by the Assignor.

(b)
Promptly after receipt by any Indemnified Party under this Section 4 of notice of the commencement of any action, such Indemnified Party will, if a claim in respect thereof is to be made against Assignor under this Section 4, promptly notify Assignor of the commencement thereof; provided, however, the failure to give such notice shall not relieve the Assignor of its obligations hereunder except to the extent it shall have been prejudiced by such failure. In case any such action is brought against any Indemnified Party, and it notifies Assignor of the commencement thereof, Assignor will be entitled, to the extent it may wish, to participate in the defense thereof, with separate counsel. Such participation shall not relieve Assignor of the obligation to reimburse the Indemnified Party for reasonable legal and other expenses (subject to subsection (c) below) incurred by such Indemnified Party in defending itself, except for such expenses incurred after Assignor has deposited funds sufficient to effect the settlement, with prejudice, of the claim in respect of which indemnity is sought. Assignor shall not be liable to any such Indemnified Party on account of any settlement of any claim or action effected without the consent of Assignor.

5. MBD Agreement Remains in Force. Except as expressly set forth in this Agreement, the MBD Agreement remains unmodified and in full force and effect.

6. Governing Law. This Agreement shall be governed by the same governing law as the MBD Agreement.

7. Counterparts; Facsimile Execution. This Agreement may be executed in any number of counterparts and by the parties hereto on separate counterparts but all such counterparts shall together constitute one and the same instrument. Facsimile execution and delivery of this Agreement is legal valid and binding execution and delivery for all purposes.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

ASSIGNOR: SANDLAPPER Securities, LLC By: /s/ Trevor Gordon Name: Title:	ASSIGNEE: Boustead Securities, LLC By: /s/ Keith Moore Name: Keith Moore Title: CEO
COMPANY: HC Government Realty Trust, Inc. By: /s/ Robert R. Kaplan, Jr. Name: Robert R. Kaplan, Jr. Title: Secretary